EXHIBIT 99.1

FOR IMMEDIATE RELEASE: June 19, 2020

For more information, contact: Paul Toms, Chairman and Chief Executive Officer. Phone: 276-632-2133; ptoms@hookerfurniture.com

Hooker Furniture Corporation Board Elects Jeremy Hoff to Succeed Paul Toms as CEO; Toms Retirement Set for 2021

MARTINSVILLE, Va., June 19, 2020:  Hooker Furniture Corporation (NASDAQ-GS:HOFT) announced that the Board of Directors has elected Jeremy Hoff as the next Chief Executive Officer of the Company, effective January 31, 2021 when Paul Toms plans to retire. Toms will remain as Chairman of the Board.

Hoff, who joined Hooker Furniture in 2017 and currently serves as President of Hooker Legacy Brands, will become the fourth chief executive of the company in its 96-year history, and the first non-family member at the helm. Toms, 66, is a grandson of Clyde Hooker Sr. who founded the company in 1924, and has served as CEO since 2000 after joining the company in 1983 and serving in various management roles. He succeeded his uncle, Clyde Hooker Jr., who led the company from 1960 to 2000.

“In the time Jeremy has been at Hooker, he has proven to be a great leader,” said Toms. “His knowledge of case goods and upholstery is deep. Jeremy is both a strategic and operationally- focused executive who can balance growing sales with being profitable. His interpersonal relationships are exceptional, and he is highly regarded by co-workers, sales reps, customers and suppliers alike. The way he relates to people and seeks their input and respects all, reminds me of Clyde Hooker Jr. Importantly, I know he values the culture that has driven so much of our success. I’m confident Jeremy and the entire leadership team will take Hooker Furniture, and all of its operating divisions, to the next level.”

When Toms joined Hooker Furniture in 1983, the company was a mid-sized niche case goods manufacturer with approximately $50 million in annual sales. In 2018, Toms was inducted into the American Home Furnishings Hall of Fame, recognized for diversifying the company through expansions and acquisitions into one of the top five furniture resources in North America, listed on the prestigious NASDAQ Global Select. The Hooker family of brands includes Hooker Furniture and Hooker Upholstery, Bradington-Young, Sam Moore, Home Meridian International, Pulaski, Samuel Lawrence, Prime Resources International, Samuel Lawrence Hospitality, Accentrics Home, HMidea, Shenandoah Furniture and H Contract, and reported approximately $611 million in annual sales last year.

“I’m grateful and humbled to be selected to lead a company with such a rich heritage and culture,” said Hoff, 46. “I feel a major responsibility to carry on the legacy of Clyde Hooker, Clyde Hooker Jr. and Paul Toms, who has been an amazing mentor to me. The fact that the company has had only 3 CEOs, and I get to be the fourth, is a great honor.” Going forward, Hoff said his vision is to “keep our culture thriving and ensure we continue to position the company strategically in a changing market, focusing on advantaged channels, innovative products and keeping our value equation robust for all stakeholders.” Hoff began his furniture industry career with Austin, Texas-based retailer Louis Shanks, then served several years as a wholesale furniture sales rep. He previously served as a senior VP at ART, president of Theodore Alexander, President of Hooker Upholstery, President of Hooker Branded Case Goods and Import Upholstery and, most recently, as President of Hooker Legacy brands, including Bradington Young, Sam Moore and Shenandoah.

Incorporated in 1924, Hooker Furniture is one of the most respected furniture brands in the world. The company's 2016 acquisition of Home Meridian International (HMI) ranks Hooker as one of the top five sources for the U.S. furniture market. An importer of residential wood and metal furniture and a manufacturer and importer of upholstered furniture, Hooker Furniture is based in Martinsville, Va.